EXHIBIT 5.1

May 8, 2024
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
Ladies and Gentlemen:
We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3ASR filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 25, 2023 (File No. 333-272196) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders listed in the Prospectus Supplement under the heading “Selling Stockholders” and any additional selling stockholders who will be identified in one or more future prospectus supplements (the “Selling Stockholders”), as detailed in the Prospectus Supplement, of up to 5,570,132 shares (the “Convertible Note Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Convertible Note Shares offered under the Prospectus Supplement may be issued to the Selling Stockholders from time to time upon the conversion of $553,449,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2031 (the “2031 Notes”) issued to certain investors pursuant to privately negotiated exchange agreements (the “Exchange Agreements”) and pursuant to that certain indenture dated as of January 17, 2018 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture dated as of April 17, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined: (i) the Prospectus Supplement; (ii) the Registration Statement; (iii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended; (iv) the Company’s Seventh Amended and Restated By-Laws; (v) the Indenture; (vi) the 2031 Notes (as represented by two global notes deposited with the Depository Trust Company); (vii) the Exchange Agreements; (viii) the corporate actions of the Company’s Board of Directors that provide for the approval of the Exchange Agreements, the issuance of the 2031 Notes and the issuance of the Convertible Note Shares upon conversion of the 2031 Notes (the “Authorizing Resolutions”); and (ix) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (i) through (ix) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.
For the purposes of this opinion letter, we have assumed that: (i) that each document submitted to us is accurate and complete; (ii) that each such document that is an original is authentic, and each such document that is a specimen or a copy conforms to an authentic original; (iii) the conformity to the original or final versions of the documents submitted to us as copies or drafts and that all signatures on each such document are genuine; (iv) each of the Exchange Agreements and Indenture constitute valid and binding obligations of each party (other than the Company) thereto, enforceable against each such party in accordance with their terms; (v) that you have complied with all state and federal statutes, rules and regulations applicable to you relating to the transactions set forth in the Exchange Agreements; and (vi) the Company is and will be at the time of issuance or resale of the Convertible Note Shares a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Exact Sciences Corporation
May 8, 2024

In rendering our opinion below, we have also assumed that: (i) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Convertible Note Shares, (ii) the Authorizing Resolutions have not been, and will not be, revoked, modified or amended, (iii) the issuance of the Convertible Note Shares will be noted in the Company’s stock ledger; and (iv) none of the Selling Stockholders is, or has been during the past three years, an “interested stockholder” of the Company within the meaning of Subsection 203(b)(5) of the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”). We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.
Based upon and subject to the foregoing, it is our opinion that the issuance of the Convertible Note Shares has been duly authorized and, when issued and delivered in accordance with the Indenture and the 2031 Notes, the Convertible Note Shares will be validly issued, fully paid and non-assessable.
This opinion is rendered solely in connection with the registration of the shares of Common Stock for resale by the Selling Stockholders under the Registration Statement pursuant to the Prospectus Supplement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. American Stock Transfer & Trust Company, LLC, in its capacity as the transfer agent for the Common Stock, may rely on the opinion set forth in this letter.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement, which is incorporated by reference in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.
Very truly yours,
/s/ K&L Gates LLP
K&L Gates LLP